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                                                                   EXHIBIT 10.35

                              AGREEMENT AND RELEASE

BNS Co.
200 Frenchtown Road, Suite 2
North Kingstown, RI 02852

Att:     Kenneth N. Kermes
         Chairman of the Board of Directors

Dear Ken:

         In consideration of the payment to me of $1,600,000 plus salary at my current rate through the week ended January 26, 2003 (of which the last two weeks installment will be paid January 31, 2003) less applicable tax withholdings in each case (including parachute tax withholding where applicable) (the "Payment") and other good and valuable consideration, the receipt of which I hereby acknowledge, I agree as follows, intending to be bound hereby:

         1. Release. I hereby release and forever discharge BNS Co. ("BNS"), its agents, servants, employees, directors, officers, attorneys, predecessors, successors, affiliates, and assigns from and against, and covenant not to sue any of such persons in respect of, any and all claims, rights, and causes of action now existing, both known and unknown, from the beginning of the world to this date, including any and all claims arising out of a CIC Agreement dated as of August 31, 1999 by and between BNS and me. There is specifically excepted from this release (i) my rights to access any currently vested benefit in the BNS Co. 401(k) plan,
              (ii) any insurance benefits set forth below in Paragraph 4 below,
              (iii) any rights to my pay for consulting services as referenced in paragraph 3 below, and (iv) any rights to insurance or indemnification that I may have under BNS's by-laws or applicable liability policies. Among other things, the payment under this
              Section 1 and the payments under Section 4 satisfy all of the Company's obligations to me under the CIC Agreement.

         2. Certain Tax Matters. In the event that the Payment or any portion thereof is determined to be subject to the excise tax described at
              Section 4999 of the Internal Revenue Code, I agree to indemnify the Company and make it whole for any portion of such tax that should have been withheld (in excess of the amounts actually withheld by the Company) from the Payment plus any interest and penalties related to any asserted failure by BNS properly to withhold such tax or properly to report the Payment.

         3. Consulting Services. After January 26, 2003 and termination of my status on said date as an employee at the Company, I shall serve as a consultant to the Company at the rate of $10,000 a month for up to six months and at such times as shall be reasonably agreed with the Chairman of the Board or the President or their designee, it being understood that I shall not be expected to provide more than five days consulting a month. My consulting services shall relate to bringing the Board and such officers up-to-date with respect to the real estate aspects of the Company, the financial statements of the Company, any matters relating to Hexagon and such other Company related matters as the Board or such officers shall deem advisable.

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              The Company shall have no obligation to make any payments under this Section 3 of this Agreement in the event there is Cause (as defined below) for termination of my services under said Section. Cause shall constitute "my negligence in the performance of or his failure to perform his material duties and responsibilities to the Company; the commission by me of theft, embezzlement or other serious and substantial crimes or intentional or wrongful engagement in competitive activity in violation of this Agreement; or other deliberate or willful action by me that is materially harmful to the business, interests or reputation of the Company".

         4. Insurance Benefits. The Company will pay me on January 31, 2003 and January 31, 2004 the annual amounts of $10,854 for medical insurance, $898 for dental insurance and $973 for life insurance (with my eligibility for coverage and insurance being subject to medical underwriting at my risk) - for each of two years.

         5. Confidentiality, Etc. During the period of consulting services and thereafter, I shall keep confidential and not disclose to any other person (except in pursuance of my duties hereunder) any proprietary or other confidential information of the Company. I agree, until one year after termination of the period of consulting services, not to make any comments about the Company (or any of its directors, consultants or other representatives) to any shareholder or other person and shall not, until one year after termination of consulting services, directly or indirect, own, work for or provide services to any other company or person which would place me in a position of conflict of interest or competition with the Company's real estate business in Rhode Island and the United Kingdom. It is understood that I am a stockholder in the Company.

         IN WITNESS WHEREOF, I have duly executed and delivered this instrument this 27th day of January, 2003.

                                                         /s/ Andrew C. Genor
                                                         -----------------------
                                                         Andrew C. Genor

Dated: 1-27-03
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Agreed and Accepted:

BNS Co.

BY:    /s/ Michael Warren
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       Michael Warren